Exhibit 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos and Vela Revise Transaction Terms

Former Dissident Pharmos Shareholder Now Supports Acquisition

Iselin, NJ, September 5, 2006 – Pharmos Corporation (Nasdaq: PARS) announced today that it has signed a definitive agreement that includes revised terms for the acquisition of Vela Pharmaceuticals Inc. (Vela). The number of shares of Pharmos common stock to be issued to Vela shareholders at closing has been reduced from 11.5 million shares to 6.5 million shares and the cash payable by Pharmos at closing has been increased from $5 million to $6 million. The revised agreement also includes additional performance-based milestone payments in connection with the development of Vela’s lead drug, dextofisopam, for the treatment of irritable bowel syndrome (IBS).

Separately, Pharmos noted that, following intensive discussions with the former dissident shareholder, Lloyd I. Miller, III, Mr. Miller has agreed to support the Vela transaction as it is now structured. With Mr. Miller’s voting support, Pharmos expects to complete the acquisition, which is subject to the approval of Pharmos shareholders, in late September or early October. Mr. Miller, or his designee, will be appointed to the board of Pharmos following the upcoming Annual Meeting of Shareholders.

A summary of the revised terms of the Vela acquisition is as follows:

•	Upon closing, Pharmos will pay $6 million in cash and issue 6.5 million shares of common stock.
•	Upon enrollment of the first patient in dextofisopam’s Phase 2b trial, Pharmos will pay $1 million in cash.
•	Upon enrollment of the final patient in dextofisopam’s Phase 2b trial, Pharmos will pay $1 million in cash and issue 2 million shares of common stock.
•	Upon successful completion of the Phase 2b trial, Pharmos will pay $2 million in cash and issue 2.25 million shares of common stock.
•	Upon the filing of an NDA for dextofisopam, Pharmos will pay $2 million in cash and issue 2 million shares of common stock.
•	Upon FDA approval of dextofisopam, Pharmos will pay $2 million in cash and issue 2.25 million shares of common stock.
•	Upon receipt of approval to market dextofisopam in Europe or Japan, Pharmos will issue 1 million shares of common stock.
•	Upon achievement of $100 million in sales of dextofisopam during any twelve-month period, Pharmos will issue 4 million shares of common stock.
•	Pharmos will reimburse Vela monthly for its operating expenses incurred since July 1, 2006.

In addition, Pharmos has settled its lawsuit against former Pharmos officer Raymond E. McKee, Ph.D., a member of Mr. Miller’s group, and has withdrawn its lawsuit against Dr. McKee.

Haim Aviv, PhD, Chairman and Chief Executive Officer of Pharmos, said, “The Vela acquisition would be a significant event for Pharmos creating a company with a broader and more advanced pipeline focused primarily on specific diseases of the nervous system, including disorders of the brain-gut axis, and autoimmune disorders. As such, these are positive developments for Pharmos. We believe that the revised terms are in the best interests of Pharmos shareholders as a significant portion of the consideration is linked to specific milestones related to Vela’s drug candidate, dextofisopam. Mr. Miller has been instrumental in restructuring the deal terms and I thank him and his group, Drs. Soula and McKee, for the amicable resolution of the proxy dispute. We welcome Mr. Miller to the Pharmos board, along with the three new directors joining us from the Vela board.”

Alan L. Rubino, President and Chief Operating Officer of Pharmos, commented, “The completion of the Pharmos-Vela transaction creates a stronger platform on which to expedite our business strategy to develop Pharmos into a progressive specialty pharmaceutical company. Dextofisopam is a promising drug for the treatment of irritable bowel syndrome, a prevalent disorder that affects up to 15 percent of the adult population. With the close of this acquisition, we expect to focus on moving dextofisopam to a Phase 2b trial. In addition, the Vela pipeline in combination with our progressive CB2 platform led by our Phase 2a drug candidate, cannabinor, a promising treatment for potential use in pain and inflammation, will anchor an exciting and well-balanced portfolio.”

About Cannabinor

Cannabinor (formerly PRS-211,375), a synthetic CB2-selective agonist proprietary to Pharmos, is in Phase 2 clinical testing as an analgesic. An intravenous Phase 2a nociceptive pain trial is underway to assess the safety and analgesic activity of different cannabinor doses in patients undergoing 3rd molar extraction. Pharmos expects to complete the trial in the third quarter of 2006. The Company also recently commenced a second phase 2a intravenous trial of cannabinor in experimentally induced neuropathic pain. The study will compare the safety and analgesic efficacy of cannabinor with placebo on capsaicin induced allodynia and hyperalgesia and is expected to be completed in the fourth quarter of 2006. In addition to the ongoing clinical testing of cannabinor in an intravenous formulation, Pharmos is developing an oral formulation of the drug candidate to move into Phase 1 testing in late 2006 or early 2007. An oral formulation will facilitate clinical development of cannabinor for chronic pain conditions.

About Dextofisopam

In 2005, Vela announced positive results from its Phase 2 clinical trial of dextofisopam for the treatment of IBS. On the primary endpoint of “adequate overall relief,” dextofisopam demonstrated a statistically significant effect versus placebo (p = 0.033) in patients with either diarrhea-predominant or alternating-type IBS, the most common subtypes of a disorder that affects up to 15 percent of the adult population and for which existing treatment options are very limited. Subject to the successful closing of its acquisition of Vela, Pharmos plans to commence a dose-ranging trial with dextofisopam in women with diarrhea-predominant and alternating-type

IBS. The study is anticipated to enroll approximately 480 patients at up to 80 sites in the United States and is expected to begin in early 2007.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase II testing in pain. Other compounds from Pharmos’ proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

About Vela Pharmaceuticals Inc.

Based in Ewing, N.J., Vela Pharmaceuticals Inc. is a privately held company specializing in the “re-discovery” and continued development of medicines related to the nervous system, including the brain-gut axis. Investors include New Enterprise Associates, JP Morgan Partners, and Venrock Associates.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products, to the potential from the acquisition of Vela, and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. For example, there can be no assurance that (i) the Company’s shareholders will approve the issuance of shares of the Company’s common stock in the acquisition of Vela or that the Vela acquisition will be completed as contemplated, (ii) due to unforeseen medical and scientific consequences that often arise in the development of new drugs, that the clinical trials for the Company’s pipeline of drug candidate products, including cannabinor and Vela’s dextofisopam, will have sufficiently positive results to enable commercialization of any of such products, or (iii) due to unforeseen financial, management, business or technical problems or delays that often accompany the integration of two businesses, that the Company will realize any expected synergies from the acquisition of Vela. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

In connection with its proposed acquisition of Vela Pharmaceuticals Inc., Pharmos has filed a preliminary proxy statement and other relevant materials, and will be filing additional relevant materials in the near future, with the Securities and Exchange Commission (SEC) relating to an annual meeting of shareholders. Investors and security holders of Pharmos are urged to read these documents because they contain important information about Pharmos, Vela and the acquisition. The proxy statement and other existing and forthcoming relevant materials, and any other documents filed by Pharmos with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Pharmos by directing a written request to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830, Attention: Investor

Relations. Investors and security holders are urged to read the proxy statement and the other existing and forthcoming relevant materials before making any voting or investment decision with respect to the acquisition.

Pharmos and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Pharmos in connection with the proposal to issue shares of Pharmos’ common stock in the acquisition. Information about those executive officers and directors of Pharmos and their ownership of Pharmos’ common stock is set forth in Pharmos’ Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Pharmos’ executive officers and directors in the acquisition by reading the preliminary proxy statement and other existing and forthcoming relevant materials.

Contacts
Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679